Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value per share, of Calumet, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: February 14, 2025

Wasserstein Debt Opportunities Management, LP

WDO Management GP, LLC

Wasserstein Debt Opportunities Master, LP

Wasserstein Debt Opportunities GenPar, LLC

Wasserstein Debt Opportunities Fund, LP

By: /s/ Rajay Bagaria

Name: Rajay Bagaria

Title: Authorized Signatory

/s/ Rajay Bagaria

Rajay Bagaria

/s/ Joseph Dutton

Joseph Dutton